Exhibit 10.1

CafePress Inc. 11909 Shelbyville Rd. Louisville, KY 40242 Office: (502) 995-2220 Fax: (502) 995-2231

July 15, 2016

Phillip Milliner, Jr.

11704 Seatonville Rd

Louisville, KY 40291

RE:	Offer of Employment with CafePress Inc.

Dear Phil,

CafePress Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of Chief Financial Officer, reporting to Fred Durham, CEO. We look forward to welcoming you as a part of our team!

Your base salary will be $9615.39 bi-weekly, less payroll deductions and all required withholdings. As an exempt professional employee and in accordance with Kentucky law, you will not be entitled to overtime compensation. You will be eligible for the Company’s standard benefits package, see enclosed summary, as they are made available to employees of the Company. This package will be explained in detail when you attend the Company’s new hire orientation.

You will be eligible for cash incentive compensation representing up to a maximum of thirty five percent (35%) of your base salary payable in connection with achieved revenue target and other performance criteria and any other terms and conditions as established by your manager and/or the Company Board of Directors. This will be pro-rated for 2016.

You will receive a sign-on bonus of $44,000.00, less applicable taxes, paid within 30 days or in the first payroll cycle 30 days after the effective date of employment. If you voluntarily leave the Company within one year of the start date, all amounts paid to you in connection with this sign on bonus shall be repaid to the “Company” within twenty (20) days of your last day of employment with the Company.

In addition, you will receive a sign-on equity grant of 13,836 restricted stock units, with one-fourth (1/4) vesting after 12 months of continuous employment, and the remainder vesting ratably quarterly over a three-year period, and 45,500 stock options, with one-fourth (1/4) vesting after 12 months of continuous employment, and the remainder vesting ratably monthly over a three-year period, subject to the terms and conditions of the 2012 Stock Incentive Plan (the “Plan”), and an executed restricted stock unit agreement and stock option agreement.

11909 Shelbyville Rd. / Louisville, KY 40242 / 502-995-2220

CafePress Inc. 11909 Shelbyville Rd. Louisville, KY 40242 Office: (502) 995-2220 Fax: (502) 995-2231

In connection with your employment, the Company will recommend that the Board of Directors grant you 22,000 restricted stock units and 69,000 performance-based stock options (for the three-year performance period, 2016 through 2018), vesting in accordance with the Executive Equity Incentive Plan, the 2012 Stock Incentive Plan, and your executed restrict stock unit agreement and performance-based stock option agreement.

Company maintains an “at-will” employment policy. Our offer is based on confidence that your relationship Company will be a mutually rewarding and enriching experience. However, you must understand that employment with the Company is wat-will.” This means that either you or the Company can terminate the relationship at any time and for any reason, without cause and without prior notice. This at-will employment relationship cannot be changed except in a writing expressly changing your at-will employment status and that writing must be signed by a duly authorized officer of the Company and you. Further, your participation in any stock option or benefit program is not a guarantee of continued employment for any particular period of time.

This offer of employment is valid until the close of business Monday, July 18, 2016. It represents the entire agreement and understanding between you and the Company regarding its subject matter and it supersedes and replaces any and all prior agreements and understandings between you and the Company regarding its subject matter. Please let us know of your decision to join Company by signing a copy of this offer and returning it to us not later than July 18, 2016. Your offer is contingent upon (1) successful completion of background, and reference checks; and (2) signing of the Company’s Proprietary Information and Inventions Agreement.

You must also establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work. If you are a legal alien authorized to work in the United States, Company will begin to provide immigration assistance by paying reasonable visa processing costs and fees after you have completed one year of service as a Company employee. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, if you join the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of your manager. You also agree that during your employment with the Company you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants away from the Company.

11909 Shelbyville Rd. / Louisville, KY 40242 / 502-995-2220

CafePress Inc. 11909 Shelbyville Rd. Louisville, KY 40242 Office: (502) 995-2220 Fax: (502) 995-2231

We hope you are as excited about joining Company as we are about your potential to contribute to this exciting company. Phil, we look forward to you accepting our offer and becoming part of the CafePress team!

If you accept the Company’s offer, we would like you to start on August 29, 2016. Please indicate that start date next to the signature line of this offer letter.

Very truly yours,

CafePress Inc.

By:	/s/ Mary Shelley
Name:	Mary Shelley
Title:	VP, Talent

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

Accepted by:	/s/ Phillip L. Milliner, Jr.
Start Date:	8/29/2016

11909 Shelbyville Rd. / Louisville, KY 40242 / 502-995-2220